Exhibit 99.1

UNIVERSAL INSURANCE HOLDINGS, INC. ELECTS
GEORGE DE HEER AS CHIEF FINANCIAL OFFICER; JAMES LYNCH
NAMED DIRECTOR OF FINANCIAL ANALYSIS

Fort Lauderdale, Fla., October 4, 2010 - Universal Insurance Holdings, Inc. (the Company or Universal) (NYSE AMEX:  UVE) announced that James M. Lynch resigned as executive vice president and chief financial officer of the Company and its wholly-owned insurance subsidiaries, Universal Property & Casualty Insurance Company (UPCIC) and American Platinum Property & Casualty Insurance Company (APPCIC), following a recent illness.  He will remain with the Company as its director of financial analysis.  Following Mr. Lynch’s resignation, George R. De Heer was elected as the Company's chief financial officer and principal accounting officer effective October 1.  Mr. De Heer will also serve as the chief financial officer of UPCIC and APPCIC.  Mr. De Heer has served as the Company’s vice president – finance since October 2006.  Prior to joining the Company, Mr. De Heer was vice president of finance and controller for a national property and casualty insurer.  Mr. De Heer was licensed as a certified public accountant in Illinois in 1984 and entered the insurance industry in 1991.

“George has been a valuable member of our finance and accounting team for four years and is well-positioned to assume his expanded duties as CFO,” said Brad Meier, Universal’s chief executive officer.  “At the same time, we are grateful for Jim’s many years of service as we have grown Universal’s business and are especially pleased that he will continue with us in his new capacity.”

About Universal Insurance Holdings, Inc.
Universal Insurance Holdings, Inc. is a vertically integrated insurance holding company, which through its subsidiaries, covers substantially all aspects of insurance underwriting, distribution, claims processing and exposure management. Universal Property & Casualty Insurance Company (UPCIC), a wholly owned subsidiary of the Company, is one of the five leading writers of homeowners’ insurance in Florida and is now fully licensed and has commenced its operations in Hawaii, North Carolina and South Carolina. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors
This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing.  Forward-looking statements are inherently subject to risks

Universal Insurance Holdings, Inc.

and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements.  For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company's reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2009, the Form 10-Q/A for the quarter ended March 31, 2010 and the Form 10-Q for the quarter ended June 30, 2010.

Investor Contact
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

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